UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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On October 6, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

P&G Op Ed

October 2017

Wendy Lea is the CEO of Cintrifuse, a public-private partnership between the State of Ohio, the City of Cincinnati and the global businesses headquartered here, committed to developing the next stage of growth for the region — growth from entrepreneurs and tech-based startups.

I’m confused by Nelson Peltz’s recent comments on how Procter & Gamble’s attitude on innovation is holding the company back.

Every day for the past two years, when I walk through the front doors of Union Hall — the startup hub in Over-The-Rhine — I’m reminded of the origin story of Cintrifuse — a story that hinges on the vision, backing and engagement of companies like P&G. Since we cut the ribbon on this building, more than 40,000 visitors seeking inspiration, connection, and investment have come through our co-working space — a $17 million, 38,000 sq. ft. building where innovation reigns supreme.

In 2011, Bob McDonald, CEO of Procter & Gamble at the time, led the Cincinnati Business Committee’s innovation task force. He and his team built a strategic framework and action plan which would dramatically accelerate the development of an innovation economy in the region benefitting existing companies and startups alike — a bold economic development angle never before attempted by a city of our size. Simply put, P&G showed us how to innovate. The result is Cintrifuse.

From the very beginning of Cintrifuse’s existence, P&G was driving our success. Bob McDonald would serve as the first Chairman of the Cintrifuse Board. Today, Valarie Sheppard, P&G SVP, Comptroller and Treasurer, holds this position. Our first CEO was Jeff Weedman, a P&G executive-on-loan, responsible for the company’s Global Connect & Develop program designed to help innovators and patent holders connect with P&G. The DNA of Cintrifuse is the DNA of P&G.

I’m proud to say that Greater Cincinnati is recognized as the number one startup region in Ohio (number five in the Midwest) by the Kauffman Foundation, and we’re still just getting started. None of this success would be possible without the commitment and leadership of P&G.

Reading the recent comments attributed to Nelson Peltz, CEO of Trian Fund Management, I grow wary. Peltz called P&G’s local research and development arm a “hobby” and proposed to move large portions of jobs from the company out of our region.1 This is simply not acceptable. Fewer highly skilled, well-paying jobs at P&G’s headquarters in Cincinnati would be devastating to the entrepreneurial ecosystem that P&G has worked so hard to develop locally.

The relationship that P&G has worked tirelessly to establish with our startup ecosystem (StartupCincy) is symbiotic. Greater Cincinnati, as a region, is able to attract, cultivate and retain talent because of P&G’s involvement in the city’s development and our community.

When I said that I’m constantly reminded of their collaboration — it’s because every day I walk past their logo on the walls of Union Hall. They are a founding investor in Cintrifuse, with commitments that allow us to operate as maximalists on behalf of our BigCos, startups, investors, and universities. And this is only a single instance of their involvement in the broader community. Participation at this level is NOT a “hobby.”

StartupCincy has never been more vibrant. Powered in part by nearly 400 tech-enabled startups, the Cincinnati innovation community holds more promise for moving our region forward than ever before. This momentum is thanks to the foresight and influence of Procter & Gamble and its stewardship of the city from which it was born.

Procter and Gamble is Cincinnati’s original startup, and the reason we are known as a city “built by entrepreneurs.” P&G’s innovation culture isn’t holding them back. In fact, P&G’s innovation culture is driving them forward to new heights. It’s a culture that is driving this entire region forward. So, in the face of this misguided campaign by Mr. Peltz, we’re standing with P&G. Vote Blue.

[1]	This statement is based on a conversation that took place among David Taylor, Jon Moeller and Nelson Peltz on March 7, 2017 and a subsequent conversation among David Taylor, Jim McNerney, Ken Chenault, Angela Braly and Nelson Peltz that took place on July 11, 2017.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.